Exhibit 99.1
Company:	Jack Henry & Associates, Inc.	Analyst Contact:	Kevin D. Williams
	663 Highway 60, P.O. Box 807		Chief Financial Officer
	Monett, MO 65708		(417) 235-6652

		IR Contact:	Jon Seegert
Director of Investor Relations
(417) 235-6652

FOR IMMEDIATE RELEASE

John F. (Jack) Prim Appointed to Jack Henry Board of Directors

Monett, MO - August 1, 2007 - Jack Henry & Associates, Inc. (Nasdaq: JKHY), a leading provider of integrated technology solutions and data processing services for financial institutions, today announced that on July 31, 2007, Chief Executive Officer Jack Prim, 52 was appointed to the Board of Directors effective immediately to fill the vacant seat on the Board caused by the death of founder Jack Henry in April of this year.

Jack Prim has served as Chief Executive Officer of the Company since July 1, 2004.  Jack began his career in the financial industry in 1977 as a sales representative. In 1985, after eight years of learning the business, honing his skills and earning a master's degree in business administration, he was hired by Broadway & Seymour, Inc. He worked his way up through that company, and in 1994 was named vice president of Client Services. When Jack Henry acquired BSI's Community Banking Division, his management style and continued successes made him the natural choice for general manager of Jack Henry's OutLink Services division. Five years later he was named general manager of E-Services, a business unit formed to combine electronic processing and outsourcing services to Jack Henry's customers. Prim was appointed chief operating officer in 2001, where he focused the company's operations, customer satisfaction and a consistent growth pattern. Prim was named president in 2003 and became CEO in 2004.

According to Michael E. Henry, Chairman of the Board of Directors, "I would like to formally welcome Jack to the Board. Jack has done an excellent job of guiding our company as CEO for the past three years and we are confident that he will complement his fellow board members to help us grow the company in the future."

About Jack Henry & Associates, Inc.

Jack Henry & Associates, Inc. is a leading provider of integrated computer systems and processor of ATM/debit card/ACH transactions for banks and credit unions.  Jack Henry markets and supports its systems throughout the United States, and has more than 8,700 customers nationwide.  For additional information on Jack Henry, visit the company's Web site at www.jackhenry.com.

Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.